UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

JPMORGAN CHASE & CO.
(Exact name of registrant as specified in its charter)

DELAWARE	13-2624428
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

270 Park Avenue New York, NY	10017
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

JPMORGAN CHASE FINANCIAL COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE	47-5462128
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

383 Madison Avenue, Floor 21 New York, NY	10179
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Cushing® 30 MLP Index ETNs due June 15, 2037	NYSE Arca, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-209682, 333-209682-01 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1. Description of Registrants’ Securities to be Registered.

The securities to be registered hereunder are the “Cushing® 30 MLP Index ETNs due June 15, 2037” (the “Notes”) of JPMorgan Chase Financial Company LLC and the guarantee of the Notes by JPMorgan Chase & Co. A description of the Notes and a description of the related guarantee are set forth under (i) the section captioned “Description of Debt Securities of JPMorgan Chase Financial Company LLC” in the registrants’ Prospectus, dated April 15, 2016 (the “Base Prospectus”), which relates to the registrants’ registration statement on Form S-3, as amended (Nos. 333-209682 and 333-209682-01), as supplemented by, (ii) the section captioned “Description of Notes of JPMorgan Chase Financial Company LLC” in the registrants’ Prospectus Supplement, dated April 15, 2016 (the “Prospectus Supplement”), to the Base Prospectus, and (iii) the Product Supplement No. 7-I dated June 12, 2017 (the “Product Supplement”), to the Base Prospectus and the Prospectus Supplement, each of which are incorporated herein by reference, and as further supplemented by the description of the Notes contained in the Pricing Supplement to be filed on or about June 14, 2017 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which contains the final terms and provisions of the Notes and is hereby deemed to be incorporated by reference into this Registration Statement and to be a part hereof. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities of the series having substantially the same terms. If any such additional securities are issued, a pricing supplement relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above.

Item 2. Exhibits.

1.	Indenture, dated as of February 19, 2016, among JPMorgan Chase Financial Company LLC, as issuer, JPMorgan Chase & Co., as guarantor, and Deutsche Bank Trust Company Americas, as trustee, incorporated by reference to Exhibit 4(a)(7) to the registrants’ Registration Statement filed on Form S-3 (File Nos. 333-209682 and 333-209682-01) on February 24, 2016.

2.	Form of Note of JPMorgan Chase Financial Company LLC, incorporated by reference to Exhibit 4(b)(5) to the registrants’ Registration Statement filed on Form S-3 (File Nos. 333-209682 and 333-209682-01) on February 24, 2016.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 12, 2017	JPMORGAN CHASE & CO.

	By:	/s/ Peter Smith
	Name:	Peter Smith
	Title:	Managing Director

JPMORGAN CHASE FINANCIAL COMPANY LLC

By:	/s/ Patrick Dempsey
Name:	Patrick Dempsey
Title:	Treasurer & Managing Director